Exhibit 10.1

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”), dated as of December 20, 2020 (the “Agreement Date”), is made by and between QEP Resources, Inc., a Delaware corporation (together with any successor thereto, the “Company”) and [__________] (the “Executive”) (collectively Executive and the Company are referred to herein as the “Parties”).

RECITALS

WHEREAS, contemporaneously with the execution of this Agreement, the Company has entered into that certain Agreement and Plan of Merger (the “Merger Agreement”) among Diamondback Energy, Inc. (“Buyer”), Bohemia Merger Sub, Inc. (“Merger Sub”) and the Company, pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), subject to the terms and conditions of the Merger Agreement;

WHEREAS, as of the Agreement Date, Executive currently serves as the [TITLE] of the Company;

WHEREAS, Executive has acquired significant experience, skill, and confidential and proprietary information relating to the business and operations of the Company;

WHEREAS, Executive is expected to receive substantial payments in connection with the consummation of the Merger, including payments pursuant to the QEP Resources, Inc. Executive Severance Compensation Plan — CiC (the “CIC Plan”);

WHEREAS, the CIC Plan provides that the payment of Separation Benefits (as defined in the CIC Plan) may be conditioned upon the execution by a Participant of a Covenant Agreement (as defined in the CIC Plan) such as this Agreement and Executive’s execution of this Agreement is a material inducement to the willingness of Buyer to enter into the Merger Agreement;

WHEREAS, the Parties hereto acknowledge that the covenants of Executive contained herein are reasonable and necessary to protect the goodwill of the Company; and

WHEREAS, the Executive and the Company desire to enter into this Agreement as contemplated under the Merger Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, including the execution of the Merger Agreement by the parties thereto and the resulting benefits that may be made available to the Executive, and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the Parties hereto agree as follows:

1.	Competition; Solicitation.

(a)    Except as otherwise provided in this Agreement, Executive shall not, at any time during the Restriction Period (as defined below), directly or indirectly engage in, have any equity interest in, or manage, provide services to or operate any person, firm, corporation, partnership or business (whether as officer, employee, agent, representative, or otherwise) that engages in the Business (as defined below) in the Restricted Territory (as defined below). Nothing herein shall prohibit Executive from (i) being a passive owner of not more than 5% of the outstanding equity interest in any entity, or (ii) making, holding or managing passive oil and gas investments, such as royalty interests and non-operated working interests. In addition, provided the Executive does not violate any continuing obligations he/she may have not to disclose or use any of the Company’s confidential information, nothing herein shall prohibit Executive from (A) serving on the board of directors or board of managers or similar governing body of (or from serving in another similar advisory role or capacity (and not as an employee) to or for) any person, firm, corporation, partnership or business, (B) becoming engaged by any person, firm, corporation, partnership or business in a bona fide consulting relationship on a less than full time basis and not in an executive officer or similar role, or (C) providing services in any capacity to any person, firm, corporation, partnership or business (a “Service Recipient”) if such Service Recipient’s engagement in the Business in the Restricted Territory does not account for more than 20% of the Service Recipient’s total revenues for the last fiscal year ended prior to the Executive’s commencement of services with such Service Recipient and the Executive’s role with such Service Recipient does not at any time during the Restriction Period specifically relate to the conduct of the Business in the Restricted Territory.

(b)    During the Restriction Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or any of its subsidiaries any person who is an employee of the Company or any of its subsidiaries or who was an employee of the Company or any of its subsidiaries within the six month period preceding such activity without the Company’s written consent (a “Covered Employee”); provided, that such restriction shall not apply to (i) general advertisements not targeted at employees of the Company or its subsidiaries (and for the avoidance of doubt, the Executive shall not be prohibited from hiring any employee or former employee of the Company and its subsidiaries who responds to any such general advertisement or otherwise applies for an open position with the Executive or the Executive’s applicable organization, so long as, in either case, such response or application is not a result of the Executive having initiated contact with such employee for the purpose of encouraging such response or application), or (ii) any employee whose employment with the Company or its subsidiaries has terminated at the initiative of the Company or its subsidiaries; and provided further that such restriction shall not preclude the Executive from providing a bona fide written or other employment or personal reference to or for any Covered Employee in connection with such Covered Employee’s employment or potential employment with any other employer so long as the Executive does not hold any pecuniary interest in such other employer and the Executive is not then employed by (and does not then receive remuneration for personal services rendered in any other capacity from) such other employer.

(c)    In the event the terms of this Section 1 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)    As used in this Section 1:

(i)    The term “Business” shall mean the acquisition, exploration, exploitation, production, marketing and development of, oil and natural gas assets, and the acquisition, directly or indirectly, of leases and other real property in connection therewith;

(ii)    The term “Restriction Period” shall mean the period beginning on the Effective Date (as defined below) and ending 12 months after the date of the Executive’s termination of employment with the Company; and

(iii)    The term “Restricted Territory” means any zones or formations to the extent they are contained within the area outlined on Exhibit A for the Permian Basin and Exhibit B for the Williston Basin.

(e)    For all purposes under this Agreement, in the event there is any bona fide question in the interpretation of this agreement and/or any factual circumstance with respect to the Executive’s compliance with the covenants set forth in this Section 1, in the event the Executive informs the Company in writing in accordance with Section 8 (or through another notification process that the Company may develop, the details of which shall be provided to the Executive in accordance with the terms of Section 8) of any proposed actions the Executive intends to take during the Restriction Period and the Company does not object to such action in writing within 21 business days, setting forth a reasonable basis for its objection under the terms of this Agreement, then the Company shall be deemed to have consented to the Executive taking such proposed actions.

(f)    Notwithstanding any provision of this Agreement to the contrary, the provisions of this Section 1 and, for the avoidance of doubt, Section 4 below shall not apply unless the Executive receives the Separation Benefits described in Article V of the CIC Plan.

2.	Consideration.

The parties acknowledge that the covenants of the Executive under Section 1 of this Agreement are being made pursuant to the Merger Agreement and for and in consideration of the payments and benefits received or to be received in connection with the Merger and the potential termination of the Executive’s employment in connection therewith, including the cash and other severance payments and benefits that may be received by Executive under the CIC Plan. In addition, for and in consideration of Executive’s agreements set forth herein, the Company agrees to provide executive with the following additional benefits: (i) accelerated vesting in December 2020 of Executive’s outstanding restricted stock awards that would otherwise vest in March 2021, (ii) accelerated payment of Executive’s annual cash incentive bonus payment for 2020, which shall be paid at the target level in December 2020, and (iii) a

one-time special cash bonus of $[            ] (the “Special Bonus”), payable in December 2020, provided that Executive shall be required to repay to the Company 100% of the Special Bonus if Executive resigns Executive’s employment for any reason prior to the consummation of the Merger (unless the Merger Agreement is terminated prior to the consummation of the Merger in accordance with the termination provisions thereof). The Special Bonus shall not be treated as compensation or taken into account for purposes of determining the amount or level of benefits under any other employee benefit or compensation plan or program of the Company or its subsidiaries.

3.	Effectiveness.

This Agreement shall become effective only upon the closing date of the Merger (the “Effective Date”). In addition, Executive’s covenants as set forth in Section 1 above shall only be effective if Executive receives Separation Benefits pursuant to Article V of the CIC Plan. In the event the Merger Agreement is terminated or the Merger is not completed for any reason, the restrictions set forth in Section 1 shall not apply to the Executive and this Agreement shall be null and void and of no force or effect. In addition, the restrictions set forth in Section 1 shall not apply to the Executive under any circumstances unless the Executive becomes entitled to (and does) receive all of the Severance Benefits under Article V of the CIC Plan.

4.	Injunctive Relief.

It is recognized and acknowledged by Executive that a breach of the covenants contained herein will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that in the event of a breach of any of the covenants contained herein, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to seek specific performance and injunctive relief.

5.	Assignment and Successors.

The Company may assign its rights and obligations under this Agreement to any of its affiliates or to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise), and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive.

6.	Governing Law.

This Agreement shall be governed, construed, interpreted and enforced in accordance with its express terms, and otherwise in accordance with the substantive laws of the State of Colorado without reference to the principles of conflicts of law of the State of Colorado or any other jurisdiction, and where applicable, the laws of the United States.

7.	Validity.

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

8.	Notices.

Any notice, request, claim, demand, document and other communication hereunder to any Party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile (with respect to notices delivered to the Company) or email (with respect to notices delivered to the Executive) or certified or registered mail, postage prepaid, as follows, unless a Party has otherwise provided the other Party with an alternative notice address:

(a)     if to the Company through the Effective Date:

QEP Resources Inc.

1050 17th Street, Suite 800

Denver, Colorado 80265

Attention: Christopher K. Woosley

E-mail: Chris.Woosley@qepres.com

(b)    if to Buyer after the Effective Date:

Diamondback Energy, Inc.

500 West Texas, Suite 1200

Midland, Texas 79701

Attention: Kaes Van’t Hof, Chief Financial Officer

Facsimile: KVantHof@DiamondbackEnergy.com

(c)     if to the Executive:

pursuant to the most recent address and other contact information contained in the Company’s human resources records.

9.	Counterparts.

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement. Signatures delivered by electronic form shall be deemed effective for all purposes.

10.	Entire Agreement.

The terms of this Agreement are intended by the Parties to be the final expression of their agreement with respect to the subject matter hereof and supersede all prior understandings and agreements, whether written or oral. The Parties further intend that this Agreement shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

11.	Amendments; Waivers.

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, Executive or a duly authorized officer of the Company may waive compliance by the other Party with any specifically identified provision of this Agreement that such other Party was or is obligated to comply with or perform; provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

12.	No Inconsistent Actions.

The Parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the Parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

13.	Construction.

This Agreement shall be deemed drafted equally by both the Parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any Party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

14.	Enforcement.

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the date and year first above written.

COMPANY

By:
Name:
Title:

EXECUTIVE
By:

[Signature Page to Non-Competition Agreement]

EXHIBIT A

Restricted Territory

(Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K.)

EXHIBIT B

Restricted Territory

(Exhibit omitted pursuant to Item 601(a)(5) of Regulation S-K.)